Exhibit 23.10

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PPL Corporation of our report dated April 8, 2011 relating to the combined financial statements of Central Networks Group, which is incorporated by reference in the Current Report on Form 8-K of PPL Corporation dated March 27, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
East Midlands, United Kingdom
March 28, 2012